Exhibit 99.1

3M Appoints Chief Operating Officer

ST. PAUL, Minn.—May 16—3M today announced that Inge G. Thulin has been appointed executive vice president and chief operating officer, effective May 1, 2011. Thulin, 57, has been 3M’s executive vice president of International Operations since 2003. He will report to George W. Buckley, 3M chairman, president and chief executive officer.

Thulin will have day to day responsibility for 3M’s six business segments and international operations, with the executive vice presidents of those businesses reporting to him.

“The appointment of Inge represents continuing development of 3M’s leadership team with the goal of ensuring that 3M remains on a strong growth track for many years to come,” said Buckley.

Buckley noted that in recent years the company has invested on many fronts to reinforce long-term, sustainable growth by increasing the flow of innovative new products, streamlining the company’s supply chain, maintaining 3M’s superior financial position and strengthening the company’s leadership development.

“All these elements are necessary for our long-term success, and strong leadership development is at the top of the list,” he said.

Buckley continued, “Inge’s leadership of 3M’s international organization has been marked by superb business development and growth and I have every confidence that he will do the same in his new position.”

About 3M

3M captures the spark of new ideas and transforms them into thousands of ingenious products. Our culture of creative collaboration inspires a never-ending stream of powerful technologies that make life better. 3M is the innovation company that never stops inventing. With $27 billion in sales, 3M employs about 80,000 people worldwide and has operations in more than 65 countries.

Media Contact:	Donna Fleming Runyon
3M
(651) 736-7646

Investor Contacts:	Matt Ginter
3M
(651) 733-8206

Bruce Jermeland
3M
(651) 733-1807

From:

3M Public Relations and Corporate Communications

3M Center, Building 225-1S-15

St. Paul, MN 55144-1000